UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF

1934 (AMENDMENT NO.     )

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[    ] Preliminary proxy statement                 [    ] Confidential, for use of the Commission

only (as permitted by Rule 14a-6 (e) (2)).

[    ] Definitive proxy statement

[X] Definitive additional materials

[    ] Soliciting material pursuant to Rule 14a-12

SPARTON CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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***YOUR IMMEDIATE ACTION IS REQUESTED***

Please Vote Your Shares for Sparton Corp.’s October 22nd Annual Meeting Today!

October 9, 2014

Dear Sparton Shareholder:

We recently mailed to you proxy materials for the Annual Meeting of the Shareholders of Sparton Corporation (“Sparton” or the “Company”) scheduled to be held on October 22, 2014. Your vote is extremely important. If you are receiving this letter, either all or some of your shares are still unvoted. Please take the time to vote your shares. Since time is short before the Annual Meeting, we request that you vote your shares by Internet. You will need your 12-digit control number, which appears on the right hand side of the enclosed voting instruction form. If you have any questions, please call your broker immediately or call Morrow & Co. toll free at 800-662-5200.

We are writing to ask for your support at our Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, I wanted to highlight some points concerning the following proposal, which the Board strongly believes is in our shareholders’ best interest:

The Board of Directors Unanimously Recommends

Shareholders Vote FOR Proposal 4

Proposal 4: Vote to Approve Amendment to Company’s Amended and Restated Code of Regulations – This proposal requests that shareholders approve an amendment to the Company’s Amended and Restated Code of Regulations which would provide that, unless the Company otherwise consents to an alternative forum, the state and federal courts of the State of Ohio will be the sole and exclusive forum for certain derivative and direct shareholder legal actions. Although the Company was not required to present this proposal to shareholders, the Company determined that it would solicit the input of its shareholders before instituting an exclusive forum provision. The Board strongly believes the proposal is in the Company and its shareholders best interest as it offers the following potential benefits:

•	Reduction of the burdens imposed by multi-forum litigation[1], including:

¡	the high cost of multi-forum litigation

¡	that judges can take different views in different forums and may not understand Ohio law

¡	that the Company could end up with different interpretations and rulings in different jurisdictions

[1]	Multi-forum litigation is a strategic measure where plaintiffs’ attorneys may attempt to generate leverage by filing the same suit in multiple jurisdictions, such as the state of incorporation and other jurisdictions where a company has a substantial presence.

•	Reduction of the uncertainty of litigating Ohio corporate law issues outside of the State of Ohio (i.e. Ohio courts would be the best interpreter of Ohio law issues)

•	Company defense counsel is less likely to be required to appear in multiple jurisdictions (less lawyer fees)

•	Reduction of the likelihood of frivolous multi-forum claims and/or claims brought in unfavorable jurisdictions

The Company’s Board of Directors believes that it is good governance to reduce these burdens by taking preventative action before the Company and its shareholders are harmed by multi-forum litigation or actions being filed in a plaintiff’s favored jurisdiction.

The burdens of multi-forum litigation on a company are perhaps most easily understood in the context of mergers and acquisitions. Given Sparton’s recent mergers and acquisitions, and plans for additional growth, it is sensitive to these issues. Published statistics show that in 2013, 94% of merger and acquisition transactions having merger consideration over $100 million resulted in litigation with an average of more than 5 lawsuits per transaction. (1). While Sparton has not engaged in a transaction of this size to date (i.e., over $100 million), it believes that this information is relevant. 62% of such transactions over $100 million resulted in multi-forum litigation. (2). The published data demonstrates that the most common result of this litigation was not an increase in the consideration paid to the shareholders in connection with the transaction, but was instead settlement providing for additional disclosures or other nonmonetary settlement terms. (3). And notably, the average attorney fees requested by plaintiff attorneys in 2013 settlements was $1.1 million. (4).

1)	Olga Koumrian, Shareholder Litigation Involving Mergers and Acquisitions, Cornerstone Research, Feb. 2014, p. 1, https://www.cornerstone.com/Publications/Reports/2013-Shareholder-Litigation-Involving-M-and-A-Filings.
2)	Koumrian, Shareholder Litigation Involving Mergers and Acquisitions, p. 3.
3)	Olga Koumrian, Settlements of Shareholder Litigation Involving Mergers and Acquisitions, Cornerstone Research, Feb. 2014, p. 2, https://www.cornerstone.com/Publications/Reports/Settlements-of-M-and-A-Shareholder-Litigation.
4)	Koumrian, Settlements of Shareholder Litigation Involving Mergers and Acquisitions, p. 3.

Your Vote is Important!

The Board recommends a vote “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm for fiscal year 2015, “FOR” the advisory approval of executive compensation, “FOR” the amendment to the Company’s Amended and Restated Code of Regulations to provide that the state and federal courts located within the State of Ohio will be the exclusive forum for certain legal actions and “FOR” re-approval of the material terms of the performance goals specified in the Sparton Corporation 2010 Long-Term Stock Incentive Plan.

Sparton urges shareholders to review the proxy statement in its entirety as in contains important information on all the proposals.

Please vote each and every proxy card/voting instruction form you receive, as you may have multiple accounts. If you already have voted, thank you for your prompt response. In the event that two proxies/voting instruction forms relating to the same shares are received from you, the one with the latest date will be counted.

Your vote is important. We appreciate your time and consideration on these matters and ask for your support.

Thank you for voting.

If you have questions or need assistance voting your shares, you should contact:

Brokers call collect: (203) 658-9400

Shareholders call toll free: (800) 662-5200